Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Nordicus Partners Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule		Amount Registered(1)		Proposed Maximum Offering Price Per Unit(4)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common stock reserved for issuance pursuant to awards under the Registrant’s 2024 Incentive Stock Plan (the “2024 Plan”)	457	(h)	7,000,000	(2)(3)	$3.25	$22,750,000	$153.10 per $1,000,000	$3483.02

Total Offering Amounts							$22,750,000		$3483.02
Total Fee Offsets(5)									-0-
Net Fee Due									$3483.02

(1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement (“Registration Statement”) shall also cover any additional shares of common stock that become issuable under the 2024 Plan by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected without receipt of consideration that results in an increase to the number of outstanding shares of common stock.

(2) Any shares of common stock that are subject to awards under the 2024 Plan that (i) expire, lapse, or are terminated, are converted into an award in respect of shares of another entity in connection with a spin-off or other similar event, are exchanged for cash, surrendered, repurchased, or cancelled, in any case, in a manner that results in the Registrant acquiring the underlying shares at a price not greater than the price paid by the participant or not issuing the underlying shares, (ii) are tendered or withheld to satisfy the grant, exercise price, or tax withholding obligation with respect to any award, or (iii) are subject to stock appreciation rights that are not issued in connection with the stock settlement of stock appreciation rights on exercise thereof, will be available for issuance as shares of common stock under the 2024 Plan.

(3) Represents 825,000 shares of common stock previously issued and 6,175,000 shares of common stock issuable upon the exercise of options to purchase shares of common stock outstanding under the 2024 Plan as of the date of this Registration Statement.

(4) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(h) under the Securities Act. The proposed maximum offering price per share and the proposed maximum aggregate offering price are based upon $3.25, which is the weighted-average exercise price for common stock options outstanding under the 2024 Plan as of the date of this Registration Statement.

(5) The Registrant does not have any fee offsets.